EXHIBIT 4.18

AMENDMENT NUMBER 7 TO SECOND AMENDED AND RESTATED INDENTURE,

AMENDMENT 2 TO SERIES 2005-1 SUPPLEMENT AND SERIES 2010-1 SUPPLEMENTS AND

AMENDMENT 1 TO SERIES 2011-1 SUPPLEMENT

THIS AMENDMENT, dated as of February 3, 2012 (this “Amendment”), by and between TEXTAINER MARINE CONTAINERS LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”), is made to the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, including by Amendment Number 1, dated as of June 3, 2005, Amendment Number 2, dated as of June 8, 2006, and Amendment Number 3, dated as of July 2, 2008, Amendments Number 4 and 5, each dated as of June 29, 2010, and the Omnibus Amendment and Waiver, dated as of June 10, 2011, the “Indenture”);

WHEREAS, pursuant to the Indenture, the Issuer and the Indenture Trustee have previously entered into the Series 2005-1 Supplement (the “2005 Supplement”), between Issuer and Indenture Trustee, the Series 2010-1 Supplement (the “2010 Supplement”), between Issuer and Indenture Trustee, and the Series 2011-1 Supplement (the “2011 Supplement” and, together with the 2005 Supplement and the 2010 Supplement, the “Supplements”), between Issuer and Indenture Trustee.

WHEREAS, the parties desire to amend the Indenture in order to pledge additional property to the Indenture Trustee and to subject such property to the Lien of the Indenture;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. The following terms used in this Amendment shall have the meanings set forth below:

“Aggregate Available Amount”: As of any date of determination, an amount equal to the sum of the then maximum amount available for drawings under all Letters of Credit then in effect.

“Cash Collateral Account”: The Eligible Account established pursuant to Section 3(a).

“Closing Date”: February 3, 2012.

“Deposit Percentage”: As of any Payment Date, one of the following percentages:

(1) For the period commencing on February 1, 2012 and ending on (and including) June 29, 2012, one of the following:

(A) if the cumulative amount of funds deposited into the Cash Collateral Account on or prior to such Payment Date is not more than Twenty Five Million Dollars ($25,000,000) (or such other amount as the Issuer and Letter of Credit Provider shall mutually agree), seventy-five percent (75%) (or some other amount which the Issuer and Letter of Credit Provider shall mutually agree); or

(B) at all times not covered by clause (A) of this paragraph (1), zero percent (0%); and

(2) For the period commencing on June 30, 2012, one of the following:

(A) if the cumulative amount of funds deposited into the Cash Collateral Account on or prior to such Payment Date is not more than One Hundred Million Dollars ($100,000,000) (or such higher amount as the Issuer shall agree) and there has not been a Successful Syndication, one hundred percent (100%) (or some lower amount that the Letter of Credit Provider shall agree);

(B) if the cumulative amount of funds deposited into the Cash Collateral Account on or prior to such Payment Date is not more than One Hundred Million Dollars ($100,000,000) (or such higher amount that the Issuer shall agree) and there has been a Successful Syndication, seventy-five percent (75%) (or some lower amount that the Letter of Credit Provider shall agree); or

(C) at all times not covered by clauses (A) or (B) of this paragraph (2), zero percent (0%).

“Downgraded Letter of Credit Provider”: This term shall have the meaning set forth in Section 3(h).

“Effective Date”: The first date on which all of the conditions precedent set forth in Section 5 of this Amendment have been satisfied.

“Eligible Bank”: A banking, financial or similar institution capable of issuing an Eligible Letter of Credit the long-term debt rating of which is “A-” or better from S&P or such other banking, financial or similar institution that satisfies the Rating Agency Condition.

“Eligible Letter of Credit”: Any irrevocable, transferable, unconditional standby letter of credit (a) issued by an Eligible Bank for the benefit of the Indenture Trustee, (b) having a stated expiration date of not earlier than one year after its issuance date or permitting drawing thereon prior to non-renewal, (c) that may be drawn upon at the principal offices of the Eligible Bank as the same shall be designated from time to time by notice to the Indenture Trustee pursuant to the terms of such letter of credit, (d) which is payable in Dollars in immediately available funds in an amount of not less than the available drawing amount, (e) that may be transferred by the Indenture Trustee, without a fee payable by the Indenture Trustee and without the consent of the related Letter of Credit Provider, to any replacement Indenture Trustee appointed in accordance with the terms of the Indenture, and (f) that otherwise contains terms and conditions that will satisfy the Rating Agency Condition on the issuance date of such letter of credit.

“Final Maturity Time”: With respect to any obligations of the Issuer to any Letter of Credit Provider in its capacity as Letter of Credit Provider, the latest to occur of (i) the first time at which no Note of any Series was Outstanding, (ii) the first time at which all amounts owing to each Series Enhancer (other than such Letter of Credit Provider) pursuant to the terms of the Indenture have been paid in full and (iii) the first time, occurring after the date on which all of such Letter of Credit Provider’s Letters of Credit shall have expired, on which the Aggregate Outstanding Obligations, other than those owing to such Letter of Credit Provider, have been paid in full.

“Interest Shortfall Payment”: This term shall have the meaning set forth in Section 3(d).

“L/C Cash Account”: An Eligible Account to be established by the Issuer in the name of the Indenture Trustee upon the occurrence of either of the events specified in paragraphs (g) or (h) of Section 3 of this Amendment.

“Letter of Credit”: Any irrevocable, transferable, unconditional standby letter of credit issued for the benefit of the Indenture Trustee in accordance with the terms of this Amendment.

“Letter of Credit Expiration Date”: For any Letter of Credit, the expiration date set forth in such Letter of Credit, as such date may be extended in accordance with the terms of such Letter of Credit.

“Letter of Credit Provider”: The issuing bank of a Letter of Credit.

“Letter of Credit Required Amount”: For any date of determination, an amount equal to excess (if any) of (i) One Hundred Million Dollars ($100,000,000), or such higher amount as the Issuer and the Letter of Credit Providers shall agree, minus (ii) an amount equal to the sum (without duplication) of (x) the cumulative amount of all cash deposited into the Cash Collateral Account since the Closing Date and (y) the cumulative amount of all draws paid under all Letters of Credit.

“LOC Pro Rata Share”: With respect to any Letter of Credit, a fraction (stated as percentage) the numerator of which is the maximum available amount of such Letter of Credit and the denominator of which is the then Aggregate Available Amount.

“Principal Shortfall Payment”: This term shall have the meaning set forth in Section 3(d).

“Reimbursement Agreement”: An agreement between the Issuer and a Letter of Credit Provider with respect to certain terms and conditions under which a letter of credit is issued, including fees payable by the Issuer and the reimbursement obligations of the Issuer.

“Shortfall Payment”: This term shall have the meaning set forth in Section 3(d).

“Successful Syndication”: The Letter of Credit issued by Wells Fargo Bank, National Association as Letter of Credit Provider has been syndicated such that the remaining commitment of Wells Fargo Bank, National Association thereunder is equal to or less than one-third of the total face amount of such Letter of Credit.

“Termination Date”: The earlier to occur of (i) the date on which the Series 2010-1 Notes are repaid in full and the commitments of all Series 2010-1 Noteholder(s) have been terminated, and (ii) the date on which the Rating Agency Condition has been satisfied for the return of the Letters of Credit and the release of cash on deposit in, and Eligible Investments credited to, the Cash Collateral Account and, if applicable, the L/C Cash Account.

Other capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

SECTION 3. Additional Collateral. Pursuant to Section 1001 of the Indenture, the Issuer hereby pledges to the Indenture Trustee the additional property described in this Section 3 and subjects such additional property to the Lien of the Indenture.

(a) Establishment of Cash Collateral Account. The Issuer shall establish and maintain an Eligible Account which shall be designated as the Cash Collateral Account. Such account shall initially be in the name of the Indenture Trustee and be located at the Corporate Trust Office of the Indenture Trustee.

(b) Delivery of Letter of Credit and Pledge of Cash Collateral Account. In order to secure and provide for the repayment and payment of the Issuer’s obligations with respect to the Series 2005-1 Notes, the Series 2010-1 Notes, the Series 2011-1 Notes and any additional Series of Notes issued pursuant to the Indenture, if the Termination Date shall not have occurred, the Issuer shall deliver to the Indenture Trustee, for the benefit of the Series 2005-1 Noteholders, the Series 2010-1 Noteholders, the Series 2011-1 Noteholders and the Noteholders under any additional Series of Notes issued pursuant to the Indenture, by not later than the Business Day immediately following the Conversion Date of the Series 2010-1 Notes, one or more Eligible Letters of Credit having an initial Aggregate Available Amount equal to the initial Letter of Credit Required Amount. In addition, the Issuer hereby grants to the Indenture Trustee, for the benefit of the Series 2005-1 Noteholders, the Series 2010-1 Noteholders, the Series 2011-1 Noteholders and the Noteholders under any additional Series of Notes issued pursuant to the Indenture, a security interest in and assigns, pledges, grants, transfers and sets over to the Indenture Trustee, for the benefit of the Series 2005-1 Noteholders, the Series 2010-1 Noteholders, the Series 2011-1 Noteholders and the Noteholders under any additional Series of Notes issued pursuant to the Indenture, all of the Issuer’s right, title and interest (whether now or hereafter existing or acquired) in the Cash Collateral Account, the L/C Cash Account, all Eligible Investments and Security Entitlements credited thereto and all proceeds of the foregoing.

(c) Deposits to the Cash Collateral Account. The Issuer hereby directs the Indenture Trustee, based on the Manager Report, to remit all amounts payable to the Issuer pursuant to clauses (I)(23), (II)(23) and (III)(18) of Section 302(c) of the Indenture as follows: first, to each Letter of Credit Provider, on a pro rata basis, all amounts owing to such Letter of Credit Provider pursuant to the terms of the related Reimbursement Agreement (or any commitment letter executed by the Issuer in connection therewith), and second, to the Cash Collateral Account, the Deposit Percentage of all such remaining amounts. Such direction shall be irrevocable until the later to occur of (i) the Termination Date and (ii) the date on which no amounts remain unpaid with respect to any Letter of Credit or Reimbursement Agreement. In Issuer’s discretion, Issuer may, from time to time, fund the Cash Collateral Account with amounts from contributions to Issuer’s capital.

(d) Drawings on the Cash Collateral Account. On the second Business Day preceding each Payment Date occurring on or after the Conversion Date of the Series 2010-1 Notes, the Indenture Trustee shall, based on the Manager Report delivered on the immediately preceding Determination Date, withdraw from the Cash Collateral Account an amount equal to the lesser of:

(x) the amount of cash and Eligible Investments on deposit in the Cash Collateral Account, and

(y) an amount (the “Shortfall Payment”) equal to the sum of:

(1) an amount (the “Interest Shortfall Payment”) equal to the sum of all unpaid Interest Payments on the Series 2005-1 Notes, the Series 2010-1 Notes and the Series 2011-1 Notes, determined after giving effect to withdrawals from the Restricted Cash Account on the immediately following Payment Date; and

(2) an amount (the “Principal Shortfall Payment”) equal to the sum of:

(a) the amount by which the Aggregate Principal Balance (determined after giving effect to all other principal payments actually paid on the immediately following Payment Date) exceeds an amount equal to the sum of the Minimum Targeted Principal Balances on such Payment Date for each of the Series 2005-1 Notes, the Series 2010-1 Notes and the Series 2011-1 Notes; and

(b) the amount by which the Aggregate Principal Balance (determined after giving effect to all other principal payments actually paid on such date including pursuant to clause (a) above) exceeds an amount equal to the sum of the Scheduled Targeted Principal Balances on such Payment Date for each of the Series 2005-1 Notes, the Series 2010-1 Notes and the Series 2011-1 Notes.

The Indenture Trustee shall hold any drawings on the Cash Collateral Account as attorney-in-fact for each affected Noteholder. Any drawings in respect of an Interest Shortfall Payment shall be paid, on the Payment Date, on a pro rata basis (determined based on relative amount of unpaid Interest Payments) to each affected Noteholder. Any drawings in respect of a Principal Shortfall Payment shall be allocated among the affected Noteholders in accordance with the allocation rules for principal payments set forth in Section 302(d) of the Indenture and paid to such Noteholders on the Payment Date.

(e) Release of Funds from Cash Collateral Account. On the Termination Date, any remaining funds and Eligible Investments in the Cash Collateral Account shall be remitted first, to the Letter of Credit Providers to the extent of any unreimbursed drawings, fees and other amounts under the related Reimbursement Agreement and second, to the Issuer or its designee.

(f) Drawings on Letters of Credit. On the Business Day preceding each Payment Date occurring on or after the Conversion Date of the Series 2010-1 Notes, the Indenture Trustee shall, based on the Manager Report delivered on the immediately preceding Determination Date, submit a draw request on the Letter of Credit in an amount equal to the lesser of:

(x) the Aggregate Available Amount; and

(y) the amount of any remaining Shortfall Payment, determined after giving effect to the payment of amounts from the Cash Collateral Account pursuant to paragraph (d) above.

The Indenture Trustee shall receive the proceeds of all drawings on the Letters of Credit as attorney-in-fact for each affected Noteholder. The making of any drawing under the Letter of Credit does not relieve the Issuer of any obligation under (i) the Indenture, except to the extent that proceeds are paid to the Noteholders, or (ii) any Reimbursement Agreement. Any drawings in respect of an Interest Shortfall Payment shall be paid on a pro rata basis (determined based on relative amount of unpaid Interest Payments) to each affected Noteholder. Any drawings in respect of a Principal Shortfall Payment shall be allocated among the affected Noteholders in accordance with the allocation rules for principal payments set forth in Section 302(d) of the Indenture.

If there is more than one Letter of Credit on the date of any draw on the Letters of Credit pursuant to the terms of this Amendment or if the L/C Cash Account has been funded in accordance with the terms of this Amendment, the Indenture Trustee shall draw on each Letter of Credit and/or L/C Cash Account in an amount equal to the LOC Pro Rata Share of the related Letter of Credit Provider.

(g) Letter of Credit Expiration Date.

If prior to the date which is ten (10) days prior to the then scheduled Letter of Credit Expiration Date of a Letter of Credit, the Aggregate Available Amount, calculated to exclude the amount available to be drawn under such Letter of Credit but taking into account any substitute Letter of Credit which has been obtained from an Eligible Bank in respect of such expiring Letter of Credit, would be less than the Letter of Credit Required Amount, then the Manager shall notify the Indenture Trustee in writing no later than two Business Days prior to such Letter of Credit Expiration Date of (x) the excess, if any, of the Letter of Credit Required Amount over the Aggregate Available Amount, calculated as set forth above, and (y) the amount available to be drawn on such expiring Letter of Credit on such date. Upon receipt of such notice by the Indenture Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Indenture Trustee shall, by 12:00 p.m. (New York City time) on such Business Day

(or, in the case of any notice given to the Indenture Trustee after 10:00 a.m. (New York City time), by 12:00 p.m. (New York City time) on the next following Business Day), draw of the expiring Letter of Credit an amount equal to the lesser of the amounts set forth in clauses (x) and (y) above. The proceeds of any such drawing shall be deposited in the L/C Cash Account.

(h) Downgrade of a Letter of Credit Provider. The Issuer shall, or shall cause the Manager to, notify the Indenture Trustee in writing within one Business Day of becoming aware that the long-term senior unsecured debt credit rating of any Letter of Credit Provider has fallen below “A-” as determined by S&P (each, a “Downgraded Letter of Credit Provider”). The Downgraded Letter of Credit Provider shall have 30 days to deliver to the Indenture Trustee a replacement Eligible Letter of Credit from an Eligible Bank having an available drawing amount at least equal to the available drawing amount under the Letter of Credit provided by the Downgraded Letter of Credit Provider. If the Downgraded Letter of Credit Provider fails to provide such replacement letter of credit within such timeframe, the Issuer or the Manager shall notify the Indenture Trustee of (i) the excess, if any, of the Letter of Credit Required Amount over the Aggregate Available Amount (calculated excluding the available amount under the Letter of Credit issued by such Downgraded Letter of Credit Provider) on such date and (ii) the amount available to be drawn on the affected Letter of Credit on such date. Upon receipt of such notice by the Indenture Trustee on or prior to 10:00 a.m. (New York City time) on any Business Day, the Indenture Trustee shall, by 12:00 p.m. (New York City time) on such Business Day (or, in the case of any notice given to the Indenture Trustee after 10:00 a.m. (New York City time), by 12:00 p.m. (New York City time) on the next following Business Day), draw on such Letter of Credit in an amount equal to the lesser of the amounts in clause (i) and clause (ii) of the immediately preceding sentence on such Business Day. The proceeds of any such drawing shall be deposited in the L/C Cash Account.

(i) Termination of L/C Cash Account; Return of Letter of Credit. On the Termination Date, the Indenture Trustee, acting in accordance with the written instructions of the Manager, after the prior payment of all amounts owing to the Series 2005-1 Noteholders, the Series 2010-1 Noteholders, the Series 2011-1 Noteholders and the Noteholders under any additional Series of Notes issued pursuant to the Indenture and payable from the L/C Cash Account as provided herein, shall (x) surrender each Letter of Credit to the corresponding Letter of Credit Provider and (y) withdraw from the L/C Cash Account all amounts on deposit therein and shall pay such amounts: first, to the Letter of Credit Providers to the extent of any unreimbursed drawings, fees and other amounts under the related Reimbursement Agreement, for application in accordance with the provisions of the related Reimbursement Agreement, and, second to the Issuer any remaining amount.

(j) Rights under Indenture. The Letters of Credit delivered to the Indenture Trustee pursuant to the terms of this Amendment are intended to constitute an Enhancement Agreement and a Related Document and each Letter of Credit Provider is a Series Enhancer, as such terms are used in the Indenture. In addition, each Supplement is hereby amended to provide that the Letter of Credit Providers constitute Series Enhancers for the Notes issued pursuant to such Supplement. Notwithstanding the foregoing, prior to the Final Maturity Time, no Letter of Credit Provider, acting in such capacity, shall have any of the rights of a Control Party or Series Enhancer under any of the Related Documents, other than (i) as the beneficiary of the Liens granted pursuant to the granting clause of the Indenture and (ii) the right to receive payments as described in Sections 3(c), 3(e) and 3(i). For purposes of clarification, prior to the Final Maturity Time, (A) no Letter of Credit Provider will be entitled to reimbursement for (x) fees or interest payable to such Letter of Credit Provider from amounts otherwise payable to a Series Enhancer pursuant to clause I(7)(B), II(5)(B) or (III)(5)(B) of Section 302(c) of the Indenture, or (y) reimbursement for drawings on the amounts otherwise payable to a Series Enhancer pursuant to clause I(14), II(12) or III(7) of Section 302(c) of the Indenture; and (B) neither any payment by Letter of Credit Provider under a Letter of Credit, nor any breach of any obligation owing by or on behalf of Issuer to any Letter of Credit Provider in its capacity as Letter of Credit Provider, will result in (x) an Event of Default or (y) an Early Amortization Event. On and after the Final Maturity Time, each Letter of Credit Provider shall have all rights of a Series Enhancer under all Related Documents.

SECTION 4. Representations and Warranties. The Issuer represents and warrants as follows:

(a) Each of the representations and warranties set forth in the Indenture is true and correct in all material respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(b) It is duly authorized to execute, deliver and perform its obligations set forth in this Amendment and this Amendment has been duly authorized, executed and delivered by all requisite corporate and, if required, equityholder action.

(c) The execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material indenture, agreement or instrument to which it or any of its affiliates is a party or by which any of them or their property is or may be bound or (2) violate (A) any provision of law, statute, rule or regulation, or certificate or organizational documents or other constitutive documents of it, or (B) any order of any Governmental Authority.

(d) This Amendment constitutes its legal, valid and binding obligation, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

(e) No Conversion Event, Early Amortization Event, Event of Default or Manager Default, nor any event that with the passage of time or the giving of notice or both would constitute a Conversion Event, Early Amortization Event, Event of Default or Manager Default, has occurred and is continuing.

SECTION 5. Effectiveness of Amendment.

(a) This Amendment shall become effective, as of the date first written above, upon satisfaction of the following conditions:

(i) This Amendment shall have been duly executed and delivered by the parties hereto;

(ii) The Requisite Global Majority and the Indenture Trustee shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1001(a) of the Indenture;

(iii) The Indenture Trustee and Ambac Assurance Corporation shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1003 of the Indenture;

(iv) The Issuer shall have provided to the Rating Agencies, each Interest Rate Hedge Provider and each Series Enhancer a written notice setting forth in general terms the substance of this Amendment; and

(v) Each Person that (prior to the effectiveness of this Amendment) constitutes a Series Enhancer shall have signed this Amendment.

(b) Upon its effectiveness, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon its effectiveness, (x) this Amendment shall be a part of the Indenture, and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d) Each party hereto agrees and acknowledges that this Amendment constitutes a “Related Document” under the Indenture.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile counterpart shall be effective as an original.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 9. No Novation. Notwithstanding that the Indenture is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing Indebtedness of the Issuer under the original Indenture or the security interest in the Collateral created thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By Continental Management Limited, its Assistant Secretary

By:	/S/ CHRISTOPHER C. MORRIS
Name:
Title:	DIRECTOR

Amendment Number 7 to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/S/ JULIE TANNER FISCHER
Name:
Title:	VICE PRESIDENT

Amendment Number 7 to Indenture, Amendment 2 to Series 2005-1 Supplement

and Series 2010-1 Supplements and Amendment 1 to Series 2011-1 Supplement

AMBAC ASSURANCE CORPORATION, as Series Enhancer for the Series 2005-1 Notes

By:	/S/ DAVID G. GLEESON
Name:
Title:	FIRST VICE PRESIDENT

Amendment Number 7 to Indenture, Amendment 2 to Series 2005-1 Supplement

and Series 2010-1 Supplements and Amendment 1 to Series 2011-1 Supplement

Consented and Agreed as initial Letter of Credit Provider:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/ JERRI A. KALLAM
Name:
Title:	DIRECTOR

Amendment Number 7 to Indenture, Amendment 2 to Series 2005-1 Supplement

and Series 2010-1 Supplements and Amendment 1 to Series 2011-1 Supplement